UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

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PROXY STATEMENT

NOTICE OF 2023 ANNUAL MEETING

Highwoods®

#BETTERTOGETHER

March 31, 2023

Dear Fellow Stockholder:
We are pleased to invite you to attend the 2023 annual meeting of stockholders of Highwoods Properties, Inc. The meeting will be held via live audio webcast only on Tuesday, May 16, 2023 at 11:30 A.M., Eastern Time.
The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We ask you to review these materials carefully and to use this opportunity to take part in the affairs of Highwoods by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and senior leadership team will be available to answer appropriate questions from stockholders.
Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to virtually attend the meeting. You may vote over the internet, by telephone or by mail.
Thank you for your continued support of Highwoods.
Cordially,
CARLOS E. EVANS
Chair of the Board of Directors
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NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
__________________________________________________________________________________________________________________________________________________________________________

Date:     Tuesday, May 16, 2023
Time:    11:30 A.M. Eastern Time
Place:    The meeting will be a virtual-only meeting, conducted exclusively via live audio webcast at www.virtualshareholdermeeting.com/HIW2023. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. Stockholders will be able to virtually attend, vote and submit questions (both before, and during a portion of, the meeting).
Record Date:    Tuesday, March 7, 2023
Items of Business:    1.    To elect eight directors to serve a one-year term and until their respective successors are duly elected and qualified
2.    To ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2023
3.    To vote on an advisory proposal regarding executive compensation
4.    To vote on an advisory proposal regarding the frequency of say-on-pay votes
5.    To transact such other business as may properly come before the meeting or any adjournments
Proxy Voting:     Holders of record of shares of our common stock as of the close of business on the record date are encouraged to vote their shares in advance of the meeting through one of the below methods:
•Via the Internet: You can submit a proxy via the Internet until 11:59 P.M. Eastern Time on May 15, 2023, by accessing the website at www.proxyvote.com and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.
•By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on May 15, 2023.
•By Telephone: You can submit a proxy by telephone until 11:59 P.M. Eastern Time on May 15, 2023, by calling toll-free 1-800-690-6903 (from the U.S. and Canada) and following the instructions.
Even if you plan to virtually attend the meeting, we encourage you to vote your shares by proxy using one of the methods described above. Stockholders of record who attend the virtual meeting may vote their shares online, even though they have sent in proxies.
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How to Attend:     In order to participate in the meeting, please log on to
www.virtualshareholdermeeting.com/HIW2023 at least 15 minutes prior to the start of the meeting to provide time to register and download the required software, if needed. If you are a stockholder of record, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If you are a beneficial owner (if, for example, your shares are not registered in your name but are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. The webcast replay will be available at www.virtualshareholdermeeting.com/HIW2023 until the 2024 annual meeting of stockholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

By Order of the Board of Directors
JEFFREY D. MILLER
Executive Vice President, General Counsel and Secretary
March 31, 2023
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TABLE OF CONTENTS
__________________________________________________________________________________________________________________________________________________________________________
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HIGHWOODS AT-A-GLANCE
__________________________________________________________________________________________________________________________________________________________________________

Business

HIGHWOODS AT-A-GLANCE

28.8M	91.1%	4.0%	2003	1.6M SF
SQUARE FEET (As of 12/31/22)	OCCUPANCY (As of 12/31/22)	RENT CAGR (2013-2022)	AVG YEAR BUILT (Value Weighted Average)	DEVELOPMENT PIPELINE (As of 12/31/22)

STRONG BALANCE SHEET

(as of 12/31/22)

41.6% Debt + Preferred as % of Gross Assets	**5.9x** Net Debt to EBITDAre	**4.1%** Weighted Average Interest Rate	No consolidated debt maturities until 4Q'25

Financial Flexibility	**6.4%** Secured Debt as % of Gross Assets	**88.7%** Unencumbered NOI	**Baa2** MOODY'S **BBB** STANDARD &POOR'S Investment Grade Rated

IN-PROCESS DEVELOPMENT

at HIW share

$518M
Investment

$359M
Remaining to Fund

~$40M
Stabilized GAAP NOI

1.6M
Square Feet

21%
Leased

2023
EMERGING TRENDS IN REAL ESTATE
pwc

ULI's 2023 TOP REAL ESTATE MARKETS
1 NASHVILLE
2 DALLAS/FORT WORTH
3 ATLANTA
4 AUSTIN
5 TAMPA/ST. PETERSBURG
6 RALEIGH-DURHAM
7 MIAMI
8 BOSTON
9 PHOENIX
10 CHARLOTTE
PIT 5%
RIC 5%
NAS 21%
CLT 10%
RAL 23%
ATL 15%
DAL 6%
85% NOI* IN TOP ULI MARKETS
TAM 10%
ORL 5%

*NOI assumes stabilization of current development pipeline.

AVERAGE IN-PLACE CASH RENT
$/SF
30
28
26
24
22
20
4.0% CAGR
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

HISTORICAL FFO/SHARE
$
4.00
3.75
3.50
3.25
3.00
2.75
2.50
2.25
OUTLOOK RANGE
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019*
2020
2021
2022
2023
FFO/sh
Land sale gains/sh

*2019 FFO excludes balance sheet write-offs associated with LSI's sudden closure in Q1'19 and one-time costs associated with closure of our Greensboro and Memphis offices.

For a reconciliation of non-GAAP measures presented above to the most comparable GAAP measures, see the accompanying annual report.

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HIGHWOODS AT-A-GLANCE
__________________________________________________________________________________________________________________________________________________________________________

Environmental

2026 SUSTAINABILITY GOALS

FROM A 2016 BASELINE

ENERGY REDUCTION	CARBON EMISSIONS	WATER USE
GOAL ↓ 20%	GOAL ↓ 20%	GOAL ↓ 10%
2021 ↓ 26%	2021 ↓ 32%	2021 ↓ 35%
2022 ↓ 26%	2022 ↓ 38%	2022 ↓ 33%

Usage of the Company's assets during 2021 and 2022 was significantly lower than pre-pandemic levels.

SUSTAINABILITY TECHNOLOGIES

- SMART IRRIGATION CONTROLS
- EV CHARGING STATIONS
- LED LIGHTING
- HIGH EFFICIENCY PLUMBING FIXTURES
- VARIABLE FREQUENCY DRIVES
- CONDENSATE RECOVERY
- HIGH EFFICIENCY CHILLERS
- DDC BAS CONTROLS

SUSTAINABLE DEVELOPMENT GOALS

GRI

IPCC

TCFD

GRESB

ESG RATINGS

Corporate ESG Performance

Prime

RATED BY ISS ESG

MSCI ESG RATINGS

A

SUSTAINALYTICS

19.69
LOW RISK
15.19
LOW RISK
13.15
LOW RISK
2019
2020
2022

Sustainalytics did not issue a score for us in 2021.

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HIGHWOODS AT-A-GLANCE
__________________________________________________________________________________________________________________________________________________________________________

Social
Highwoods Properties | 2023 Proxy Statement    7

HIGHWOODS AT-A-GLANCE
__________________________________________________________________________________________________________________________________________________________________________

Governance

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CORPORATE GOVERNANCE AND BOARD MATTERS
__________________________________________________________________________________________________________________________________________________________________________

Composition of the Board of Directors
The board currently consists of eight directors. The current members of our Board of Directors are Charles A. Anderson, Gene H. Anderson, Thomas P. Anderson, Carlos E. Evans, David L. Gadis, David J. Hartzell, Theodore J. Klinck and Anne H. Lloyd. None of the directors is related to any other director. The following table provides current membership information for the Board and each of its committees:

Name	Independent	Audit	Compensation and Governance	Executive	Investment
Charles A. Anderson	√				Member
Gene H. Anderson	√			Member	Member
Thomas P. Anderson	√		Chair
Carlos E. Evans	√		Member	Chair
David L. Gadis	√	Member
David J. Hartzell	√	Member			Member
Theodore J. Klinck				Ex-Officio	Chair
Anne H. Lloyd	√	Chair	Member	Member

Board Matrix
The following matrix provides information regarding our directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business, industry and/or real estate investment trust structure. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.
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Board Independence, Leadership and Other Activities
Under NYSE rules, a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. For a director to qualify as independent, in addition to satisfying bright-line criteria established by the NYSE, the board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board has determined that Ms. Lloyd and Messrs. C. Anderson, G. Anderson, T. Anderson, Evans, Gadis and Hartzell all satisfy the bright-line criteria and none has a relationship with us that would interfere with their ability to exercise independent judgment. None of the directors is related to any other director. In addition, none of these directors other than Mr. G. Anderson (who retired from our company in June 2009) has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us except for compensation as a director.
No member of our audit committee has accepted any consulting, advisory or other compensatory fee from us other than as set forth under “-Compensation of Directors.” Further, the board has determined that each member of the committee is financially literate and one member, Ms. Lloyd, is a financial expert.
The Board believes it is prudent that the positions of chair and chief executive officer continue to be separate.
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The principal responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of our company. The board oversees our company’s overall strategy of being in the work-placemaking business. We believe that in creating environments and experiences where the best and brightest can achieve together what they cannot apart, we can deliver greater value to our customers, their teammates and, in turn, our stockholders. Our simple strategy is to own and operate high-quality workplaces in the Best Business Districts (BBDs) within our footprint, maintain a strong balance sheet to be opportunistic throughout economic cycles, employ a talented and dedicated team and communicate transparently with all stakeholders. We focus on owning and managing buildings in the most dynamic and vibrant BBDs. BBDs are highly-energized and amenitized workplace locations that enhance our customers' ability to attract and retain talent. They are both urban and suburban. Providing the most talent-supportive workplace options in these environments is core to our work-placemaking strategy.
As part of the strategic planning process, the board regularly evaluates internal attributes and external threats that could hinder us from achieving our strategic goals and adversely affect the long-term outlook for our stockholders. The board also oversees management’s overall processes to identify and mitigate enterprise risks and capitalize on strategic opportunities. The board believes that establishing an appropriate “tone at the top” and candid and constructive conversation between management and the board are essential for effective risk management and oversight. The board is also responsible for monitoring our company's overall resiliency, including our performance with regard to environmental, social and governance issues. The audit committee is responsible for overseeing management’s risk assessment and risk management processes designed to monitor and control financial risk exposures, including information security risk. The compensation and governance committee is responsible for ensuring that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The board and its committees routinely meet and communicate with our executive officers as appropriate in the board’s consideration of matters submitted for approval and risks associated with such matters.

Board Meetings
At each regularly scheduled meeting of the board, our independent directors meet in executive session. Our board chair (or, in the chair’s absence, another independent director designated by the chair) presides over such executive sessions. In 2022, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served. The board encourages its members to attend each annual meeting. All directors attended our 2022 annual meeting.
The board held nine meetings in 2022.

Compensation and Governance Committee
The committee, which currently consists of Mr. T. Anderson (Chair), Mr. Evans and Ms. Lloyd, determines compensation for our executive officers and oversees our incentive plans. Grants of awards to directors and executive officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
The committee also makes recommendations regarding board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our
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corporate governance guidelines provide that the committee is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics of board members as well as the composition of the board as a whole. This assessment includes consideration as to the members’ independence, diversity, age, tenure, skills and experience in the context of the needs of the board. The same criteria are used by the committee in evaluating nominees for directorship. Currently, one of our independent directors is a white female, one is an African-American male and one is a male of Latin American origin.
The minimum qualifications for serving as a director are that a person demonstrate, by significant accomplishment in their field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of our company and that a person have an impeccable record and reputation for honest and ethical conduct in their professional and personal activities. When considering new candidates for election, or when considering re-nomination of a director for an additional term, the board evaluates the candidate’s expected contribution, level of engagement, diversity, age, skills and experience in the context of the needs of the board. The board believes that directors who change the professional responsibilities and/or positions they held outside our company when they were elected should offer to resign from the board. However, the board does not believe that, in every instance, directors who retire or change from the positions they held when they were elected to the board should necessarily leave the board. There should, however, be an opportunity for the board, through the committee, to review the continued appropriateness of director membership under the changed circumstances, including the anticipated ongoing value and contribution of the individual director. Our corporate governance guidelines provide that no person having attained the age of 75 years may be appointed, re-appointed or nominated for election or re-election as a director. Upon the recommendation of the committee, the board may make exceptions to this policy as it deems appropriate and has chosen to do so in the case of Mr. G. Anderson, who continues to provide important contributions to our board and our company, particularly given his expertise in acquiring, developing and operating real estate assets, contacts throughout the real estate industry and business community and significant personal investment in our common stock.
The board further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than three other public company boards of directors while serving on our board. No director currently serves on the board of more than two other publicly-traded companies.
The committee and the board consider each director’s length of tenure when considering board composition and seek to maintain an overall balance of experience and continuity along with fresh perspectives. In addition, the committee and the board assess whether a director can continue to dedicate the time and effort, and exhibit the independence of mind, required to meaningfully contribute to the independent oversight of our business and management. Annual re-nomination of directors is not automatic and the board’s annual self-evaluation process contributes to the committee’s and the board’s consideration of directors’ continuing service. The average tenure of our directors is less than nine years.
In making any nominee recommendations to the board, the committee will consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the chair of the compensation and governance committee, Highwoods Properties, Inc., 150 Fayetteville Street, Suite 1400, Raleigh, North Carolina 27601. The committee may, in its sole discretion, reject or accept any such recommendation.
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The board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the committee receives comments from all directors and reports annually to the board with an assessment of the board’s performance. The assessment focuses on the board’s contribution to our overall success and specifically focuses on areas in which the board believes that its performance could improve.
The committee is responsible for reviewing any transactions or arrangements that involve potential conflicts of interest involving executive officers, directors and their immediate family members, including any transactions or arrangements requiring disclosure under Item 404(a) of Regulation S-K. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the chief executive officer, who will then address the matter with the committee and the full board. In that situation, the director with the potential conflict would recuse themselves from all discussions of the board or any committee related to the conflict, except to the extent the board or a committee requests such director to participate. Any vote by the board or a committee to approve the matter or transaction giving rise to the potential conflict would be made only upon the approval of a majority of the disinterested directors. Our code of business conduct and ethics prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board. We require all of our employees to complete an annual conflict of interest questionnaire. The results are then reviewed with the committee. Because the facts and circumstances regarding potential conflicts cannot be predicted, the board has not adopted a written policy for evaluating conflicts of interest. In the event a conflict of interest arises, the committee (and the board, if necessary) will review the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law and NYSE rules and regulations and consider the advice of counsel before making any decisions regarding a potential conflict of interest.
The compensation and government committee also provides oversight, monitoring and guidance on matters related to corporate and social citizenship, public and legal policy, political and regulatory affairs, sustainability and resiliency, quality of work life, human capital management, diversity and inclusion and the economic and social vitality of the communities and markets in which we operate.
The compensation and governance committee held five meetings in 2022.

Compensation and Governance Committee Interlocks
No member of the compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each is an independent director. None of our executive officers serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board or the committee.

Audit Committee
The audit committee, which currently consists of Mr. Gadis, Mr. Hartzell and Ms. Lloyd (Chair), approves the engagement of our independent registered public accounting firm (which we refer to as our “independent auditor”), reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees, reviews the adequacy of our internal control over financial reporting, oversees
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management’s risk assessment and risk management processes designed to monitor and control risks to the long-term resiliency of our business, operations and financial condition, including risks associated with climate change, information security and others, and oversees the processes and procedures management has implemented to identify, monitor, control and disclose such risks, including our environmental, social and governance strategies. The committee also oversees our internal audit and risk management functions.
The audit committee held eight meetings in 2022.

Investment Committee
The investment committee, which currently consists of Messrs. C. Anderson, G. Anderson, Hartzell and Klinck (Chair), has overall responsibility for approving significant acquisitions, developments and dispositions. The investment committee also oversees our policies and performance related to the resiliency and sustainability of our real estate portfolio, including matters such as health and safety, the environment and climate change.
The investment committee held eight meetings in 2022.

Executive Committee
The executive committee, which currently consists of Messrs. G. Anderson, Evans (Chair) and Klinck (ex-officio) and Ms. Lloyd, meets on call by our board chair and may exercise all of the powers of the board, subject to the limitations imposed by applicable law, the bylaws or the board.
The executive committee held nine meetings in 2022.

Other Stockholder Information
The board, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We also have a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website at www.highwoods.com.
As a means of encouraging dialogue on appropriate issues of interest to significant long-term investors, from time to time we invite investors and analysts to participate in informal sessions with directors. Our board believes such engagement is an effective avenue for gathering unfiltered perspectives from such constituents that have a legitimate interest in gaining a deeper understanding of board oversight of succession planning, compensation and/or risk management. Also, interested parties, such as employees and stockholders, may communicate directly with our independent directors by writing to our board chair, c/o Highwoods Properties, Inc., 150 Fayetteville Street, Suite 1400, Raleigh, North Carolina 27601. The audit committee has also adopted a process for interested parties, including employees and stockholders, to send communications to the committee concerning regulatory compliance, accounting, audit or internal control issues. Written communications may be addressed to
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the chair of the audit committee, Highwoods Properties, Inc., 150 Fayetteville Street, Suite 1400, Raleigh, North Carolina 27601. Interested parties may also use the toll-free hotline maintained by a third party that we have established as part of our code of business conduct and ethics by calling (800) 677-9884. Our corporate governance guidelines, code of business conduct, code of ethics for our chief executive officer and senior financial officers, vendor code of conduct, audit committee charter, compensation and governance committee charter and investment committee charter are available under the “Investors/Governance/Governance Documents” section of our website. Information on our website is not considered part of this proxy statement.

Compensation of Directors
In 2022, the annual base cash retainer for non-employee directors was $60,000. Our board chair received an additional annual cash retainer of $40,000. Members of the audit, executive and compensation and governance committees received additional annual cash retainers of $7,500 for each committee, except that the additional annual cash retainer was $10,000 for the chair of the compensation and governance committee and $22,500 for the chair of the audit committee. Non-employee directors on the investment committee received additional annual cash retainers of $10,000. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the board or its committees. On March 1, 2022, non-employee directors received a grant of time-based restricted stock with a value of approximately $90,000 based on the 10-day trailing average prior to the grant date. Such shares vest on the first anniversary of the grant date.
The following table provides information regarding non-employee director compensation during 2022:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Charles A. Anderson	$70,000	$90,906	$4,466	$165,372
Gene H. Anderson	$77,500	$90,906	$4,466	$172,872
Thomas P. Anderson	$69,792	$90,906	$4,235	$164,933
Carlos E. Evans	$115,209	$90,906	$4,466	$210,581
David L. Gadis	$67,500	$90,906	$4,235	$162,641
David J. Hartzell	$77,500	$90,906	$4,466	$172,872
Anne H. Lloyd	$97,500	$90,906	$4,447	$192,853
Sherry A. Kellett (3)	$33,750	—	$1,338	$35,088
__________
(1)Reflects the grant date fair value. As of December 31, 2022, each person then serving as a non-employee director held 2,085 unvested shares of time-based restricted stock.
(2)Consists of dividends declared in 2022 on outstanding time-based restricted stock.
(3)Ms. Kellett retired as a director upon expiration of her term at our 2022 annual meeting, which was held on May 10, 2022.

Stock Ownership Guidelines
Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Chief Executive Officer	6x Base Salary
Other Named Executives	5x Base Salary
Directors	4x Annual Base Cash Retainer
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Named executives and directors are expected to comply with these guidelines within five years. Officers may not sell shares of our common stock or exercise in-the-money stock options, except for net share settlements, unless they comply with these guidelines. The committee is routinely provided with a report indicating whether each officer is in compliance with these guidelines. Our directors and officers also may not directly or indirectly engage in any hedging transaction involving shares of common stock or units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership. This includes holding securities in margin accounts or pledging securities to collateralize personal loans or lines of credit. Since commencement of this policy in 2009, none of our officers or directors has engaged in any hedging transaction involving our securities.

Principal and Management Stockholders
The following table shows the number of shares of our common stock beneficially owned as of March 7, 2023 by each director and named executive and all directors and executive officers as a group and as of December 31, 2022 for each group known to us to be holding 5% or more of our common stock:

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of All Shares (2)
Charles A. Anderson	18,609	*
Gene H. Anderson (3)	807,935	*
Thomas P. Anderson	12,363	*
Carlos E. Evans	42,487	*
David L. Gadis	6,861	*
David J. Hartzell	31,116	*
Theodore J. Klinck	397,704	*
Anne H. Lloyd	12,936	*
Brendan C. Maiorana	68,584	*
Brian M. Leary	91,386	*
Jeffrey D. Miller	177,498	*
All executive officers and directors as a group (11 persons)	1,667,479	1.6%
State Street Corporation (4)	6,497,574	6.2%
BlackRock, Inc. (5)	12,456,812	11.8%
The Vanguard Group, Inc. (6)	16,666,368	15.8%
Cohen & Steers, Inc. (7)	17,453,604	16.6%
__________
*    Less than 1%
(1)Includes the following stock options that were exercisable as of March 7, 2023: 65,527 for Mr. Klinck and 42,414 for Mr. Miller.
(2)The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units or stock options held by other persons are exchanged for shares of common stock.
(3)Mr. G. Anderson pledged 465,000 shares of common stock (including operating partnership units) to collateralize a personal line of credit before adoption of our anti-hedging policy in 2009. Mr. Anderson subsequently reduced his pledge to 400,000 shares.
(4)Information obtained from Schedule 13G filed with the SEC. Located at One Lincoln Street, Boston, MA 02111. State Street Corporation is the parent holding company of SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors, LTD., State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., LTD., State Street Global Advisors Asia Limited, State Street Global Advisors Europe Limited and State Street Global Advisors Trust Company.
(5)Information obtained from Schedule 13G filed with the SEC. Located at 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. is the parent holding company of a variety of segregated investment advisers, mutual funds and indices, including BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock
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Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., BlackRock Life Limited, Aperio Group, LLC and BlackRock (Luxembourg) S.A.
(6)Information obtained from Schedule 13G filed with the SEC. Located at 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. is the parent holding company of a variety of segregated investment advisers, mutual funds and indices.
(7)Information obtained from Schedule 13G filed with the SEC. Located at 280 Park Avenue, 10th Floor, New York, NY 10017. Cohen & Steers, Inc. is the parent holding company of a variety of segregated investment advisers, mutual funds and indices, including Cohen & Steers Capital Management, Inc., Cohen & Steers UK Ltd, Cohen & Steers Asia Ltd and Cohen & Steers Ireland Ltd.

Equity Compensation Plans
The following table provides information as of December 31, 2022 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders (2)	512,067	$46.18	3,198,539
Equity Compensation Plans Not Approved by Stockholders	—	—	—
(1)    Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”
(2)    Consists of our 2021 long-term equity incentive plan under which the compensation and governance committee may grant stock options and restricted stock to our employees, officers and directors and our 2020 employee stock purchase plan under which all employees may contribute a portion of their compensation to acquire shares of our common stock at a 15% discount. Also consists of awards previously made prior to May 13, 2015 under our 2009 long-term equity incentive plan and made prior to May 11, 2021 under our 2015 long-term equity incentive plan that remain outstanding and/or remain issuable in accordance with the terms of those plans and applicable award agreements. As of March 7, 2023, there were 2,544,560 securities available for future issuance under our 2021 long-term equity incentive plan, including 544,560 shares permitted to be issued in the form of restricted stock or restricted stock unit awards.

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PROPOSAL 1: ELECTION OF DIRECTORS
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At this annual meeting, the terms of office for all of our directors will expire. The eight persons listed below have been nominated as directors to hold office until the 2024 annual meeting and until any successors are elected and qualified. The board recommends a vote FOR each of the nominees. Should any one or more of these nominees become unable to serve for any reason, the board may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the board.
Even though our charter provides for a plurality voting standard for election of directors, our corporate governance guidelines provide that, in uncontested elections such as at this meeting, any director nominee who receives a greater number of votes WITHHELD from their election than votes FOR such election must promptly offer to resign following certification of the vote. The compensation and governance committee would then make a recommendation to the board as to whether the resignation should be accepted. The board would then decide whether to accept the resignation and disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.

Nominees for Election to Term Expiring 2024

Charles A. Anderson Director Age: 62 Director Since: 2014
Chuck Anderson co-founded Bandera Ventures, a private real estate development and investment firm, in 2003. Prior to founding Bandera Ventures, Chuck was with the Trammell Crow Company for 16 years, where he was senior executive director, responsible for the development and investment group for the western United States. He also served on Trammell Crow’s executive and operating committees. Chuck is a director, chair of the compensation committee and a member of the nominating and corporate governance committees of one other publicly-traded company, Triumph Financial, Inc. (NASDAQ:TFIN), a financial holding company. Chuck also serves on the board of directors of TBK Bank, SSB, The Cooper Institute and East-West Ministries and is active in the Watermark Community Church.
The board recommends a vote FOR Chuck given his expertise in acquiring, developing and operating real estate assets and contacts throughout the real estate industry.
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Gene H. Anderson Director Age: 77 Director Since: 1997
Gene Anderson served as regional manager of our Atlanta and Greensboro operations until his retirement in June 2009. He is managing principal of G.H. Anderson & Company, a private investment firm. Before joining Highwoods, Gene was president of Anderson Properties, Inc., a private real estate development company. Gene is a past president of the Georgia chapter of the National Association of Industrial and Office Properties and a past national board member of the National Association of Industrial and Office Properties. Gene is not a director of any other publicly-traded company.
The board recommends a vote FOR Gene given his expertise in acquiring, developing and operating real estate assets, contacts throughout the real estate industry and business community and significant personal investment in our common stock.
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Thomas P. Anderson Director Age: 74 Director Since: 2020
Tom Anderson has had an extensive career in banking, finance, investment management and real estate. He retired in June 2019 after 18 years as chief executive officer of the Medical University of South Carolina Foundation. Previously, Tom spent 27 years at Bank of America as president of Bank of America South Carolina and head of its Carolinas Business Banking group. He is a life trustee of the Saul Alexander Foundation, a director and treasurer of the Winwood Farm Home for Children and a senior vice president at Plantation Services, a real estate and land management firm.
The board recommends a vote FOR Tom given his executive leadership skills and his expertise in real estate, finance, capital markets and strategic transactions.
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Carlos E. Evans Board Chair Age: 71 Director Since: 2015
Carlos Evans retired from Wells Fargo Bank in May 2014, where he served as executive vice president, group head of the eastern division of Wells Fargo commercial banking, had responsibility for the bank’s government and institutional banking group and served on Wells Fargo’s management committee. Carlos joined First Union National Bank in 2000 as the wholesale banking executive for the commercial segment prior to its merger with Wachovia Corporation in 2001. From 2006 until Wachovia’s merger with Wells Fargo in 2009, Carlos was the wholesale banking executive and an executive vice president for the Wachovia general banking group. Carlos is a director and member of the audit, compliance, compensation, contract review and governance and nominating committees of Goldman Sachs BDC, Inc. (NYSE:GSBD), a specialty finance company. Carlos is also chairman emeritus of the board of the Spoleto Festival USA and a director emeritus of Queens University of Charlotte. Carlos is a person of Latin American origin.
The board recommends a vote FOR Carlos given his expertise in finance, capital markets and strategic transactions and experience as an executive officer of a major financial institution.
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David L. Gadis Director Age: 61 Director Since: 2021
David Gadis has served as chief executive officer and general manager of DC Water, one of the largest water utilities in the U.S., since May 2018, where he oversees a $1 billion annual budget and leads a workforce of approximately 1,100 employees. David is board chair of Blue Drop, DC Water’s nonprofit sales and marketing affiliate. Prior to joining DC Water, David served as chief executive officer and president of Veolia Water Indianapolis, a subsidiary of Veolia Group, the global leader in optimized resource management (listed on Paris Euronext:VIE), from December 1998 until January 2017.
The board recommends a vote FOR David given his strategic leadership skills, experience as chief executive officer of a major capital-intensive utility and his expertise in finance, capital markets and strategic transactions.
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David J. Hartzell, Ph.D. Director Age: 67 Director Since: 2009
Dave Hartzell is the Steven D. Bell and Leonard W. Wood Distinguished Professor in Real Estate at the University of North Carolina Kenan-Flagler Business School. Prior to joining the University of North Carolina in 1988, Dave was a vice president at Salomon Brothers Inc., a research associate for The Urban Institute and a financial economist for the U.S. Office of the Comptroller of Currency. He is a former president of the American Real Estate and Urban Economics Association. Dave is not a director of any other publicly-traded company.
The board recommends a vote FOR Dave given his expertise related to real estate portfolios, real estate finance and mortgage-backed securities and experience in real estate investment banking.
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Theodore J. Klinck Director Age: 57 Director Since: 2019
Ted Klinck became our chief executive officer, director and chair of our investment committee in September 2019. Ted was our president and chief operating officer since November 2018, executive vice president and chief operating and investment officer from September 2015 to November 2018 and senior vice president and chief investment officer from March 2012 to August 2015. Before joining us in March 2012, Ted served as principal and chief investment officer with Goddard Investment Group, a privately-owned real estate investment firm. Previously, Ted had been a managing director at Morgan Stanley Real Estate. Ted is chair of the First Tee – Triangle. He is also is a member of the Raleigh Chamber Board and Nareit’s Advisory Board.
The board recommends a vote FOR Ted given his strategic leadership skills, experience in acquiring, developing, selling and operating real estate assets and role as our chief executive officer.
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Anne H. Lloyd Director Age: 61 Director Since: 2018
Anne Lloyd is a certified public accountant and served as executive vice president and chief financial officer of Martin Marietta Materials, Inc. (NYSE:MLM), a leading supplier of building materials, from June 2005 until her retirement in August 2017. She joined Martin Marietta in 1998 as vice president and controller and was promoted to chief accounting officer in 1999. Anne is chair of James Hardie Industries, plc (ASX:JHX; NYSE:JHX), the world’s leading producer and marketer of high-performance fiber cement and fiber gypsum building solutions. She also served as interim chief financial officer of James Hardie Industries, plc from August 2019 until February 2020. Anne is also a director and member of the audit and executive compensation committees of Insteel Industries Inc. (NASDAQ:IIIN), the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications.
The board recommends a vote FOR Anne given her experience as an executive officer of a major industrial company, background as a certified public accountant, experience serving on the board of directors of two publicly-traded companies and risk assessment and financial reporting expertise.
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PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITOR FOR 2023
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The audit committee intends to appoint Deloitte & Touche LLP as our independent auditor for 2023. If the appointment of Deloitte & Touche is not ratified, the committee anticipates that it will nevertheless engage Deloitte & Touche as our independent auditor for 2023 but will consider whether it should select a different independent auditor for 2024. Representatives of Deloitte & Touche are expected to be present at the meeting and will have the opportunity to make a statement if they desire. They are also expected to be available to respond to appropriate questions.
The board recommends a vote FOR this proposal.

Independent Auditor Fees
The following table provides information regarding the fees recorded in our financial statements for professional services rendered by Deloitte & Touche:

	2022	2021	2020
Audit Fees
Annual audit and quarterly reviews	$1,304,895	$1,267,895	$1,176,913
New accounting standards and investment transactions	$125,000	$276,500	$55,649
Comfort letters, consents and assistance with offerings and related SEC documents	$53,100	$81,500	$106,000
Subtotal	$1,482,995	$1,625,895	$1,338,562
Tax Fees
Tax compliance, planning and research	$81,150	$66,540	$27,809
Total	$1,564,145	$1,692,435	$1,366,371

Pre-Approval Policies
The audit committee requires the pre-approval of all fees paid to our independent auditor. All fees paid to Deloitte & Touche for services incurred during 2022 were pre-approved in accordance with the committee’s policies. Before an independent auditor is engaged to render any service for us or for any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the committee or such services must fall within a category of services that are pre-approved by the committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the committee chair, with a review by the committee at its next scheduled meeting. The committee has determined that the rendering of non-audit services by Deloitte & Touche during or relating to 2022 was compatible with maintaining such firm’s independence.

Audit Committee Report
The audit committee provides general oversight of the financial reporting process, the internal audit function and the appointment and compensation of the independent auditor on behalf of the board. The independent auditor reports directly to the committee, and the committee assesses the independence of the independent auditor and the overall quality of the audit.
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Oversight of the internal audit function includes appointment, removal, performance evaluation and compensation of the internal auditor.
Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting, as well as assessing and reporting on the effectiveness of internal control over financial reporting. The company’s independent auditor is responsible for expressing opinions, based on its audits, on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.
In fulfilling its oversight responsibilities, the committee has reviewed with management and Deloitte & Touche the company’s audited financial statements for the year ended December 31, 2022 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2022 contained in the 2022 annual report. This review included a discussion of the reasonableness of significant estimates and judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the committee under Public Company Accounting Oversight Board Auditing Standard 1301, Communications with Audit Committees. The committee also reviewed and discussed with management and Deloitte & Touche the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2022 annual report. In addition, the committee received the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence, discussed with Deloitte & Touche the firm’s independence and considered the compatibility of any non-audit services rendered by Deloitte & Touche on the firm’s independence.
In reliance on the reviews and discussions referred to above, prior to the filing of the company’s 2022 annual report with the SEC, the committee recommended to the board (and the board approved) that the audited financial statements be included in the annual report.
Audit Committee: David L. Gadis, David J. Hartzell, Anne H. Lloyd (Chair)

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PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
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Federal law generally requires each public company to include in its proxy statement a non-binding advisory vote regarding the compensation of the company’s named executives, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “say-on-pay” vote. At our 2017 annual meeting, our stockholders voted on, among other matters, an advisory proposal regarding the frequency of holding a say-on-pay vote. A majority of the votes cast on the frequency proposal were cast in favor of holding a say-on-pay vote every year, which was consistent with the recommendation of our board of directors.
Accordingly, we are providing stockholders with the opportunity to cast an advisory vote on our executive compensation program. As discussed under “Compensation of Named Executives-Compensation Discussion and Analysis,” the board believes our executive compensation program appropriately links executive compensation to our performance and aligns the interests of named executives and stockholders. Highlights of our program, which is administered by our compensation and governance committee, include the following:
•Overall compensation is intended to be at competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.
•Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain, incentivize and attract high-quality professionals while appropriately managing our general and administrative expenses.
•Named executives earn amounts under our annual non-equity incentive program only to the extent pre-defined performance criteria established by the committee are achieved during the year.
•A substantial portion of the long-term equity incentive awards granted to named executives is at risk to the extent pre-defined performance criteria established by the committee are not achieved during the applicable performance period.
•The committee believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.
•We have a recoupment policy under which the board can require reimbursement of any incentive compensation awarded or paid to a named executive whose fraud or intentional misconduct caused our company to restate its financial statements.
We request stockholder approval of the compensation of our named executives as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). As an advisory vote, this proposal is not binding upon us. However, our compensation and governance committee will consider the outcome of the vote when making future compensation decisions.
The board recommends a vote FOR this proposal.
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PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES
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As described above in Proposal 3, our stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program. The advisory vote on executive compensation described in Proposal 3 is referred to as a “say-on-pay vote.”
Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often we should conduct a say-on-pay vote at future annual stockholder meetings. Under this proposal, stockholders may vote to have the say-on-pay vote every year, every two years or every three years. We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program.
As an advisory vote, this proposal is not binding upon us. Our compensation and governance committee may decide that it is in the best interests of our stockholders that we hold a say-on-pay vote more or less frequently than the option approved by our stockholders. However, the committee will consider the outcome of the vote when making future compensation decisions.
The Board recommends that stockholders vote to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).
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COMPENSATION OF NAMED EXECUTIVES
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Compensation Discussion and Analysis
The following is a discussion and analysis of the compensation of our principal executive officer, our principal financial officer and two other executive officers during 2022:

Theodore J. Klinck	President and Chief Executive Officer
Brendan C. Maiorana	Executive Vice President and Chief Financial Officer
Brian M. Leary	Executive Vice President and Chief Operating Officer
Jeffrey D. Miller	Executive Vice President, General Counsel and Secretary
Compensation Decision Making
Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including our named executives. Actual compensation decisions with respect to the chief executive officer are made solely by the committee. Actual compensation decisions with respect to our other named executives are made by the committee after receiving input from the chief executive officer. Grants of awards to directors and officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
Our executive compensation program was originally designed and implemented in 1999 with extensive input from Mercer Human Resource Consulting. The compensation and governance committee first engaged Mercer in 1999 and then again in 2004 and 2007 to review our existing compensation practices and suggest changes based on trends and developments impacting executive compensation and its best practices knowledge. In 2012, the committee engaged FTI Consulting, a nationally recognized compensation consultant specializing in the real estate industry, to review our executive and non-employee director compensation programs. The committee engaged Pearl Meyer in 2019 to review the compensation of our chief executive officer and our chief operating officer and again in 2022 to review the compensation of our chief executive officer.
It was favorably noted that our stockholders overwhelmingly approved our executive compensation program at the 2022 annual meeting. Holders of 88.7 million shares of our common stock, or 96.4% of the total votes cast, voted FOR the advisory vote on executive compensation. The compensation and governance committee considered these voting results as supportive of our overall executive compensation practices.
Compensation Objectives and Components
Compensation for our named executives is based largely on the following principles:
•variable compensation is a significant part of compensation, with the percentage at-risk increasing at higher levels of responsibility;
•differences in executive compensation should reflect differing levels of responsibility and performance;
•employee stock ownership aligns the interests of named executives and stockholders and results in named executives sharing financially in the successes and shortcomings of our company based in part upon their responsibility, overall impact and contribution;
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•performance-based compensation focuses named executives on strategic business objectives and aligns pay with performance through performance-leveraged incentive opportunities;
•incentive compensation plans should encourage named executives to take appropriate risks aimed at enhancing our business prospects and creating stockholder value without threatening the long-term resiliency of our company; and
•compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent.
Peer Group
A key factor in determining levels of compensation is the pay practices of our peer group, which consists of publicly-traded office REITs that our board and management believe to be most comparable to our company in terms of property type, class and condition of buildings, types of geographic markets, revenues and capital structure. The peer group typically changes from time to time due to factors such as industry consolidation, new market entrants and significant shifts in portfolio types.
Publicly available data from the peer group was considered in determining the proportions of base salary, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.
The following table provides key information for each peer company according to publicly available information as of December 31, 2022 ($ in millions):

Name	Headquarters	Employees	Total Enterprise Value	2022 Total Stockholder Return
Highwoods Properties, Inc.	Raleigh, NC	345	$6,011	-33.6%
Brandywine Realty Trust	Philadelphia, PA	328	$3,128	-50.6%
City Office REIT, Inc.	Vancouver, BC	23	$1,110	-54.9%
Corporate Office Properties Trust	Columbia, MD	395	$5,280	-3.3%
Cousins Properties Incorporated	Atlanta, GA	286	$6,190	-34.7%
Hudson Pacific Properties, Inc.	Los Angeles, CA	885	$7,083	-57.8%
Kilroy Realty Corporation	Los Angeles, CA	259	$8,694	-39.2%
Piedmont Office Realty Trust, Inc.	Atlanta, GA	149	$3,268	-46.8%
Compensation Risk Assessment
Our compensation and governance committee believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Other than as described below, we have no compensation policy or program that rewards employees solely on a transaction-specific basis. We have a development cash incentive plan pursuant to which certain employees (but not our named executives) can receive a cash payout from a development incentive pool. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project and are included in the pro forma budget for the project. The program does not create an inappropriate risk because all development projects (inclusive of any such incentive compensation) must be approved in advance by our named executives and, for projects that exceed certain monetary thresholds, the full board or the investment committee of our board, none of whom are eligible to receive such incentives. We also pay our in-house leasing representatives commissions for
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signed leases. The payment of leasing commissions does not create an inappropriate risk because amounts payable are derived from net effective cash rents (which deducts leasing capital expenditures and operating expenses) and leases must be executed by an officer of our company, none of whom are eligible to receive such commissions. Generally, lease transactions of a particular size or that contain terms or conditions that exceed certain guidelines also must be approved in advance by our senior leadership team. Additionally, we have an internal guideline whereby customers that account for more than 3% of our annualized revenues are periodically reviewed with the board. As of December 31, 2022, only Bank of America (3.8%) and Asurion (3.6%) accounted for more than 3% of our annualized cash revenues.
Base Salary
Base salaries for our employees are determined by position, which takes into consideration the scope of job responsibilities, the employee’s level of experience and expertise and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high-quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of our named executives is intended to approximate the 50th percentile of our peer group. Our named executives each received a 3% base salary adjustment effective March 27, 2022 as part of a 3% merit pool for company officers. The compensation and governance committee decided to increase Mr. Klinck's annual base salary by an additional 8% to ensure his total compensation more closely approximates the 50th percentile compared to chief executive officers of our peer companies.
As of March 26, 2023, the annual base salary (which is calculated and paid on a bi-weekly basis) in effect for each of our named executives is as follows:

Name	Salary
Theodore J. Klinck	$757,500
Brendan C. Maiorana	$485,820
Brian M. Leary	$479,839
Jeffrey D. Miller	$352,393
Employee Benefits and Perquisites
Each named executive receives the same company-wide benefits as are generally available to all other salaried employees, such as short and long-term disability insurance, basic life insurance and eligibility for health and supplemental life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Named executives participate in the same company-wide health insurance program. Named executives are entitled to receive additional annual perquisites not widely available to all salaried employees, such as a vehicle allowance and reimbursement for personal financial consulting services.
Annual Non-Equity Incentive Program
Each year, named executives participate in our annual non-equity incentive program pursuant to which they are eligible to earn cash payments based on a percentage of their annual base salary as of the end of such year. Under this component of our executive compensation program, named executives are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each named executive has a target annual incentive percentage. In addition to considering the pay practices of our peer group in determining each
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named executive’s annual incentive percentage, the committee also considers the individual’s ability to influence our overall performance. The more senior the position, the greater the portion of compensation that varies with performance.
For 2022, the target annual incentive percentage for the named executives was as follows:

Name	Target Annual Non-Equity Incentive Percentage
Theodore J. Klinck	140%
Brendan C. Maiorana	90%
Brian M. Leary	90%
Jeffrey D. Miller	75%
The percentage amount a named executive may earn under the annual non-equity incentive program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas in each of our markets and predetermined goals. For our named executives, who serve as corporate executives, the actual performance factor was based on the goals and criteria applied to our performance as a whole in 2022. Named executives receive quarterly statements throughout the year that illustrate our projected performance, which is an important tool in keeping our employees focused on achieving our strategic and operating goals.
The components and weighting of each year’s performance metrics are approved by the compensation and governance committee near the beginning of each year. These metrics are intended to closely match our company’s overall operating and financial goals and provide our named executives with direct “line of sight” to focus their individual and collective efforts on the achievement of the metrics. The performance metrics, which are equally weighted, are the following:
•adjusted FFO per share (which is FFO per share, excluding the resulting effects if and to the extent average leverage throughout the year is at least 50 basis points more or less than forecasted);
•net operating income (on a market-by-market basis, inclusive of other income, general and administrative expense and a capital charge/credit applied to net operating income derived from investment activity and excluding unusual charges or credits); and
•average occupancy (on a market-by-market basis).
The committee approves threshold, target and maximum levels with respect to each of the metrics.
The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2022:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Performance Factor
Adjusted FFO per Share (1)	$3.76	$3.84	$3.99	$3.97	182%
Net Operating Income Growth	(0.50)%	1.00%	3.50%	2.31%	152%
Average Occupancy	89.25%	91.25%	93.50%	90.81%	89%
Average of the Factors					141%
__________
(1)    To the extent average leverage throughout 2022 was more than 38.5% or less than 37.5%, the effect of such difference was intended to be excluded. Actual leverage was 39.6%. As a result, actual Adjusted FFO per Share was adjusted downward by $0.063 per share for this purpose.
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If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a continuum between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a continuum between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2022 under the annual non-equity incentive program was the average of the three factors. Notwithstanding the formulas described above, our compensation and governance committee retains the discretion and flexibility to increase or decrease the actual performance factor for the chief executive officer and, after receiving input from the chief executive officer, for our other named executives to more appropriately reflect actual performance, market conditions, unanticipated circumstances and other factors. The actual performance factor was not modified for any of our named executives in 2022.
The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2023:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Adjusted FFO per Share (1)	$3.66	$3.73	$3.88
Net Operating Income Growth	(2.50)%	(1.00)%	2.50%
Average Occupancy	88.00%	90.00%	92.00%
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(1)    To the extent average leverage throughout the year is more than 42.7% or less than 41.7%, the resulting effects on Adjusted FFO per Share will also be excluded.
Equity Incentive Compensation-Overview
Named executives are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with those of our stockholders. The equity incentive awards provide named executives with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and contribution. We have adopted stock ownership guidelines for all of our officers, including named executives. For additional information, see “Corporate Governance and Board Matters - Stock Ownership Guidelines.” Such awards, which are issued under our 2021 long-term equity incentive plan, are typically granted during the first quarter of each year.
Our compensation and governance committee authorizes a mix of long-term equity incentive awards to our named executives. For awards granted to named executives in 2022, the mix was 50% in time-based restricted stock and 50% in total return-based restricted stock.
For 2022, the target annual equity incentive percentage for the named executives was as follows:

Name	Target Annual Equity Incentive Percentage
Theodore J. Klinck	350%
Brendan C. Maiorana	180%
Brian M. Leary	180%
Jeffrey D. Miller	180%
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Equity Incentive Compensation-Time-Based Restricted Stock
The issuance of time-based restricted stock is an important retention tool and serves to deter our named executives from seeking other employment opportunities. Time-based restricted stock vests ratably on an annual basis generally over a four-year term. If a named executive leaves, unvested shares are immediately forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If a named executive dies, unvested shares of time-based restricted stock will automatically vest. If a named executive becomes disabled, unvested shares of time-based restricted stock will become non-forfeitable and continue to vest according to the terms of their original grants. Dividends received on time-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock.
Equity Incentive Compensation-Total Return-Based Restricted Stock
The issuance of total return-based restricted stock is an important retention tool that incentivizes our named executives to concentrate their efforts on generating and sustaining long-term stockholder value. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period.
Each year, the committee sets payout levels based on the probable total return of our common stock over three years based, in part, on an analysis of historical three-year total return periods. In setting the minimum payout level, the committee considers the dividend yield of our common stock as of the beginning of the applicable three-year period on a three-year compounded basis. If our absolute total return is less than the minimum threshold, all of the total return-based restricted stock will be forfeited at the end of the period, except as otherwise described below. The maximum payout level is determined such that the probability of achievement generally approximates 25%. In setting the target payout level, the committee considers an appropriate three-year compounded total return in light of then current economic conditions. This typically equates to the compounded annual dividend yield of our common stock as of the original grant date plus 250 to 500 basis points of compounded annual stock price appreciation.
The percentage of total return-based restricted stock that vests ranges between 50% and 100% to the extent our absolute total return ranges between the minimum level and the target level. All of the total-return based restricted stock will vest and we will issue an amount of additional shares up to 50% of the original award to the extent our absolute total return ranges between the target level and the maximum level. These additional shares, if any, would be fully vested when issued.
The following table provides information about the total return-based restricted stock issued in 2022 and 2023:

Year	Starting Price (1)	Minimum (50%)	Target (100%)	Maximum (150%)
2022	$43.60	12.5% Total Return	25.0% Total Return	37.5% Total Return
2023	$26.50	12.5% Total Return	25.0% Total Return	37.5% Total Return
(1)    Per share closing price as of the last trading day prior to the beginning of the applicable three-year period.
Notwithstanding the foregoing, if our total return is in the 50th percentile or greater as compared to all of the companies included in the FTSE NAREIT Equity Office Index, at least 100% of such total return-based restricted stock will vest at the end of the applicable period.
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If a named executive leaves before the end of the three-year performance period, all of the total return-based restricted stock will be forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If a named executive dies or becomes disabled, a pro rata portion of the total return-based restricted stock would become non-forfeitable and continue to vest according to the terms of their original grants.
Except as set forth in the next sentence, dividends received on total return-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. With respect to shares of total return-based restricted stock issued to our chief executive officer, dividends accumulate and are payable only if and to the extent the shares vest.
Pay Versus Performance
The table set forth below provides information regarding the “compensation actually paid” to our chief executive officer and the average “compensation actually paid” to each of our other named executives along with certain performance metrics such as our total stockholder return and the total stockholder return of our peer group since December 31, 2019 and net income and core FFO per share for each of the years presented. Under SEC rules, “compensation actually paid” generally means the amounts reported under the “Total” column in the table under “—Summary Compensation,” but adjusted to reflect the change in actual value of outstanding equity awards during the applicable year.

	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Core FFO per Share (3)
Year					Company Total Stockholder Return (1)	Peer Group Total Stockholder Return (1) (2)
2022	$4,955,360	$2,584,246	$1,797,158	$1,113,748	$66.54	$55.95	$163,958	$3.90
2021	$4,082,600	$4,686,212	$1,536,521	$1,741,687	$100.18	$89.75	$323,310	$3.77
2020	$3,324,467	$2,662,196	$1,287,325	$974,748	$85.18	$75.71	$357,914	$3.61
(1)    The total stockholder return information assumes an investment on December 31, 2019 and further assumes the reinvestment of dividends. Total stockholder return performance is not necessarily indicative of future results.
(2)    For 2022, our peer group consisted of Brandywine Realty Trust, City Office REIT, Inc., Corporate Office Properties Trust, Cousins Properties Incorporated, Hudson Pacific Properties, Inc., Kilroy Realty Corporation and Piedmont Office Realty Trust, Inc. For 2020 and 2021, our peer group consisted of Brandywine Realty Trust, Inc., Columbia Property Trust, Corporate Office Properties Trust, Cousins Properties Incorporated, Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Mack-Cali Realty Corporation (now known as Veris Residential, Inc.) and Piedmont Office Realty Trust, Inc. The returns of each REIT have been weighted based on each company's stock market capitalization as of December 31, 2019.
(3)    "Core FFO per Share" is defined as FFO per share excluding land sale gains, net of impairments, and debt extinguishment charges.

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The following table reconciles the information set forth in the "Compensation Actually Paid" columns in the table above to the "Summary Compensation Table Total" columns:

	Year	Summary Compensation Table Total	(-) Stock Awards from Summary Compensation Table	(+) Fair value as of End of Year of All Awards Granted During the Year That Are Outstanding and Unvested as of the End of the Year	(+/-) Change as of the End of the Year (From the End of the Prior Year) in Fair Value of Any Awards Granted in Any Prior Year That Are Outstanding and Unvested as of the End of the Year	(+/-) Change as of the Vesting Date (From the End of the Prior Year) in Fair Value of Any Awards Granted in Any Prior Year That Were Scheduled to Vest During the Year	Compensation Actually Paid
Theodore J. Klinck	2022	$4,955,360	($2,596,634)	$1,671,087	($1,404,870)	($40,697)	$2,584,246
	2021	$4,082,600	($1,892,549)	$2,224,453	$273,871	($2,163)	$4,686,212
	2020	$3,324,467	($1,669,699)	$1,538,355	($409,653)	($121,274)	$2,662,196
Non-CEO NEO Average	2022	$1,797,158	($776,761)	$499,876	($390,020)	($16,505)	$1,113,748
	2021	$1,536,521	($587,527)	$685,882	$107,871	($1,060)	$1,741,687
	2020	$1,287,325	($519,584)	$471,862	($207,675)	($57,180)	$974,748
The below graphs illustrate the relationship between the compensation actually paid to our chief executive officer and other named executive officers over the last three years and: (1) our cumulative total stockholder return on an absolute basis and relative to the cumulative total stockholder return of our peer group; (2) our net income; and (3) our core FFO per share:
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The compensation and governance committee considers the following to be the most important financial performance measures used to link compensation actually paid to company performance during the last fiscal year:
•Our company’s absolute total stockholder return;
•Our company’s total stockholder return relative to the total return of our peer group;
•Core FFO per share;
•Adjusted FFO per share;
•Net operating income (on a market-by-market basis, inclusive of other income, general and administrative expense and a capital charge/credit applied to net operating income derived from investment activity and excluding unusual charges or credits); and
•Average occupancy (on a market-by-market basis).
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CEO Pay Ratio
Unlike some other REITs, which outsource the leasing, management, maintenance and/or customer service of their properties to third parties, we are a fully-integrated REIT that generally staffs the leasing, management, maintenance and customer service of our own portfolio. We believe being a fully-integrated REIT is in the best long-term interests of our stockholders for a number of reasons:
•in-house services generally allow us to better anticipate and respond to the many real-time demands of our existing and potential customer base;
•we are able to provide our customers with more cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions;
•the depth and breadth of our capabilities and resources provide us with market information not generally available;
•operating efficiencies achieved through our fully-integrated organization provide a competitive advantage in servicing our properties, retaining existing customers and attracting new customers;
•we can ensure the consistent deployment of a comprehensive preventative maintenance program;
•our established detailed service request process creates chain of custody for a customer request and tracks status and response time, which enables proactive identification of any underperforming equipment and vital reconnaissance for process improvement and leverage when specifying all aspects of any new construction; and
•our first-hand relationships with our customers lead to better customer service and often result in customers seeking renewals and additional space.
As reflected in the Summary Compensation Table included in this proxy statement, Mr. Klinck had 2022 annual total compensation of $4,955,360. Mr. Klinck’s 2022 annual total compensation was approximately 66 times that of our median employee determined using the criteria described in the next paragraph. If we had outsourced the leasing, management, maintenance and customer service of our properties to a third party, this ratio would have been significantly lower.
In determining the median employee, we relied on gross wages earned during 2022 for all permanent employees (including part-time, temporary and seasonal employees) as of December 31, 2022 as derived from our tax and payroll records. Gross wages were annualized for employees who did not work the full year, such as employees who were newly hired, on family medical leave, called for active military duty or took an unpaid leave of absence. All of our employees reside in the United States. The employee determined to be our median employee in 2022 earned total compensation of $75,554 in 2022.
Employment Contracts
None of our named executives has an employment agreement with us.
Change in Control Arrangements
The currently outstanding award agreements under our 2009 long-term equity incentive plan provide for the immediate vesting of all stock options and restricted stock upon a change in control. The currently outstanding award agreements under our 2015
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long-term equity incentive plan and our 2021 long-term equity incentive plan provide for the immediate vesting of all stock options and restricted stock upon a change in control unless they are assumed by the surviving entity (or its parent if the surviving entity has a parent) or replaced with a comparable award of substantially equal value granted by the surviving entity (or its parent if the surviving entity has a parent).
Additionally, we have change in control arrangements with our named executives that provide benefits to such officers in the event of an involuntary termination of employment after a change in control. Our compensation and governance committee believes the benefits payable upon such a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest.
The change in control agreements provide that, if within three years from the date of a change in control, the employment of the executive officer is terminated without cause, or the officer resigns with “good reason” (i.e. because such officer’s responsibilities are changed, salary is reduced or responsibilities are diminished), all stock options and restricted stock will immediately vest and such officer will be entitled to receive a cash payment equal to 2.99 times a base amount. The base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive officer during the 12-month period ending prior to a change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program and any other cash bonuses for the preceding three years or (2) the amount earned under such program and any other cash bonuses during the prior year. Each officer would also be entitled upon any such termination to receive a stay bonus otherwise payable on the first anniversary of a change in control in an amount equal to the base amount referred to in the preceding sentence. The agreements do not provide for benefits if the officer voluntarily resigns without good reason or gross-up payments to pay for applicable excise taxes. The agreement for Mr. Klinck is currently scheduled to expire on September 1, 2025, the agreements for Messrs. Leary and Maiorana are currently scheduled to expire on July 19, 2025 and the agreement for Mr. Miller is currently scheduled to expire on February 12, 2026. Each agreement is automatically extended for one additional year on each anniversary date unless we give at least 60 days’ prior notice that the term will not be extended.
For purposes of these arrangements, “change in control” generally means any of the following events:
•the acquisition by a third party of 20% or more of our then-outstanding common stock in the case of our change in control agreements and the acquisition by a third party of 40% or more of our then-outstanding common stock in the case of our long-term equity incentive plans;
•the individuals who currently constitute the board (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the board) cease for any reason to constitute a majority of the board in the case of our change in control agreements and our 2009 long-term equity incentive plan;
•a reorganization, merger or consolidation in which we are not the surviving entity; or
•a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.
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Retirement Plan
We have a retirement plan for employees with at least 30 years of continuous service or who are at least 55 years old with at least 10 years of continuous service. Subject to advance written notice and a non-compete agreement, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement and stock options and time-based restricted stock would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any total return-based restricted stock that subsequently vests after the retirement date according to the terms of their original grants. Mr. Klinck is currently eligible to receive benefits under the retirement plan. Mr. Miller will become eligible in August 2025, Mr. Leary will become eligible in July 2029 and Mr. Maiorana will become eligible in August 2030.
Incentive Compensation Recoupment Policy
Under our corporate governance guidelines, in the event of a significant restatement of our historical financial results, the board will review any incentive compensation that was provided to officers on the basis of our company having met or exceeded specific performance targets during the period subject to restatement. If (1) the incentive compensation would have been lower had it been based on the restated financial results and (2) the board determines that any officer engaged in fraud or intentional misconduct as of the date such financial results were completed for personal pecuniary gain that caused or substantially caused the need for the restatement, then the board will, to the extent practicable, seek to recover from such officer the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated. Our incentive compensation recoupment policy applies to amounts earned under our annual non-equity incentive plan and awards under our long-term equity incentive plans.
Compensation and Governance Committee Report
The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions, the committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Governance Committee: Thomas P. Anderson (Chair), Carlos E. Evans, Anne H. Lloyd

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Summary Compensation
The following table provides information regarding the compensation of our named executives:

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Theodore J. Klinck	2022	$732,692	$2,596,634	$1,480,605	$145,429	$4,955,360
President and Chief Executive Officer	2021	$675,000	$1,892,549	$1,399,125	$115,926	$4,082,600
	2020	$687,500	$1,669,699	$877,500	$89,768	$3,324,467
Brendan C. Maiorana (2)	2022	$477,777	$858,958	$610,445	$50,250	$1,997,430
Executive Vice President and Chief Financial Officer	2021	$289,677	$204,690	$277,125	$35,129	$806,621
	2020	$296,700	$180,870	$173,806	$34,148	$685,524
Brian M. Leary	2022	$471,895	$848,341	$602,929	$72,726	$1,995,891
Executive Vice President and Chief Operating Officer	2021	$461,250	$781,431	$661,894	$63,000	$1,967,575
	2020	$475,961	$691,109	$415,125	$52,182	$1,634,377
Jeffrey D. Miller	2022	$346,559	$622,985	$368,992	$59,617	$1,398,153
Executive Vice President, General Counsel and Secretary	2021	$338,742	$573,988	$405,079	$57,107	$1,374,916
	2020	$349,546	$507,570	$254,057	$52,940	$1,164,113
(1)Reflects the grant date fair value. For assumptions used in the valuation of outstanding restricted stock and stock options, see Note 11 to the consolidated financial statements in our 2022 annual report. As reflected under “-Grants of Plan-Based Awards,” assuming maximum levels of performance with respect to total return-based restricted stock granted on March 1, 2022, on March 1, 2025, Mr. Klinck will earn an additional 15,204 shares, Mr. Maiorana will earn an additional 5,016 shares, Mr. Leary will earn an additional 4,954 shares and Mr. Miller will earn an additional 3,638 shares. Based on the $43.60 per share closing price of our common stock immediately prior to March 1, 2022, the original grant date, the value of such additional shares would be $662,894, $218,698, $215,994 and $158,617, respectively.
(2)Mr. Maiorana assumed the role of executive vice president and chief financial officer effective January 1, 2022. Mr. Maiorana had previously served as executive vice president of finance since July 2019.
The following table provides information regarding “All Other Compensation” in the table above for 2022:

Name	401(k) Match	Dividends on Restricted Stock (1)	Financial Consulting Services	Vehicle Allowance	Total All Other Compensation
Theodore J. Klinck	$13,725	$117,604	$6,300	$7,800	$145,429
Brendan C. Maiorana	$13,725	$23,362	$5,363	$7,800	$50,250
Brian M. Leary	$13,725	$46,650	$4,551	$7,800	$72,726
Jeffrey D. Miller	$13,725	$34,691	$3,401	$7,800	$59,617
(1)Consists of dividends declared in 2022 on outstanding time-based restricted stock. Excludes dividends on outstanding total return-based restricted stock, the expected value of which were factored into the original grant date fair value reflected in the “Stock Awards” column in the table under “-Summary Compensation.”

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Grants of Plan-Based Awards
The following table provides information regarding plan-based awards granted in 2022 to our named executives:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name / Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Theodore J. Klinck (4)
Annual Non-Equity Incentive	$525,000	$1,050,000	$2,100,000
Total Return-Based Restricted Stock				15,204	30,408	45,612		$1,270,845
Time-Based Restricted Stock							30,408	$1,325,789
Brendan C. Maiorana (4)
Annual Non-Equity Incentive	$216,455	$432,909	$865,818
Total Return-Based Restricted Stock				5,016	10,032	15,048		$421,563
Time-Based Restricted Stock							10,032	$437,395
Brian M. Leary (4)
Annual Non-Equity Incentive	$213,790	$427,579	$855,158
Total Return-Based Restricted Stock				4,954	9,908	14,862		$416,352
Time-Based Restricted Stock							9,908	$431,989
Jeffrey D. Miller (4)
Annual Non-Equity Incentive	$130,839	$261,678	$523,356
Total Return-Based Restricted Stock				3,638	7,276	10,914		$305,751
Time-Based Restricted Stock							7,276	$317,234
(1)The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum cash amounts that our named executives were eligible to earn in 2022 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the table under “-Summary Compensation” includes actual cash amounts earned under this program for 2022.
(2)The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the number of shares of total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted in 2022.
(3)For a description of our accounting policies and information regarding the calculation of the fair value of awards of total return-based restricted stock and time-based restricted stock, see Note 11 to the consolidated financial statements in our 2022 annual report.
(4)The grant date for all equity incentive awards was March 1, 2022.

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Outstanding Equity Awards
The following table provides information regarding outstanding equity awards held by our named executives as of December 31, 2022, which is based on our year-end stock price of $27.98 per share:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Theodore J. Klinck	2,873	$37.71	2/28/24
Theodore J. Klinck	8,723	$45.61	2/27/25
Theodore J. Klinck	30,895	$43.55	2/28/26
Theodore J. Klinck	23,036	$52.49	2/28/27
Theodore J. Klinck (3)				62,247	$1,741,671	75,528	$2,113,273
Brendan C. Maiorana (4)				13,629	$381,339	14,876	$416,230
Brian M. Leary (5)				24,059	$673,171	28,408	$794,856
Jeffrey D. Miller	8,429	$45.61	2/27/25
Jeffrey D. Miller	17,485	$43.55	2/28/26
Jeffrey D. Miller	16,500	$52.49	2/28/27
Jeffrey D. Miller (6)				17,512	$489,986	20,864	$583,775
(1)    Consists of time-based restricted stock.
(2)    Consists of total return-based restricted stock at target levels.
(3)    With respect to shares of time-based restricted stock, 21,932 shares vested prior to the mailing of this proxy statement, 18,882 shares are scheduled to vest in March 2024, 13,831 shares are scheduled to vest in March 2025 and 7,602 shares are scheduled to vest in March 2026. With respect to shares of total return-based restricted stock, 20,204 shares vested prior to the mailing of this proxy statement, 24,916 shares are scheduled to vest in March 2024 and 30,408 shares are scheduled to vest in March 2025 if and to the extent the vesting criteria is satisfied.
(4)    With respect to shares of time-based restricted stock, 4,225 shares vested prior to the mailing of this proxy statement, 3,719 shares are scheduled to vest in March 2024, 3,177 shares are scheduled to vest in March 2025 and 2,508 shares are scheduled to vest in March 2026. With respect to shares of total return-based restricted stock, 2,168 shares vested prior to the mailing of this proxy statement, 2,676 shares are scheduled to vest in March 2024 and 10,032 shares are scheduled to vest in March 2025 if and to the extent the vesting criteria is satisfied.
(5)    With respect to shares of time-based restricted stock, 9,449 shares vested prior to the mailing of this proxy statement, 7,102 shares are scheduled to vest in March 2024, 5,031 shares are scheduled to vest in March 2025 and 2,477 shares are scheduled to vest in March 2026. With respect to shares of total return-based restricted stock, 8,284 shares vested prior to the mailing of this proxy statement, 10,216 shares are scheduled to vest in March 2024 and 9,908 shares are scheduled to vest in March 2025 if and to the extent the vesting criteria is satisfied.
(6)    With respect to shares of time-based restricted stock, 6,782 shares vested prior to the mailing of this proxy statement, 5,216 shares are scheduled to vest in March 2024, 3,695 shares are scheduled to vest in March 2025 and 1,819 shares are scheduled to vest in March 2026. With respect to shares of total return-based restricted stock, 6,084 shares vested prior to the mailing of this proxy statement, 7,504 shares are scheduled to vest in March 2024 and 7,276 shares are scheduled to vest in March 2025 if and to the extent the vesting criteria is satisfied.

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Stock Vested
The following table provides information regarding the vesting of restricted stock by our named executives during 2022:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Theodore J. Klinck	25,777	$1,123,877
Brendan C. Maiorana	3,757	$163,805
Brian M. Leary	14,013	$610,967
Jeffrey D. Miller	11,307	$492,985

Estimated Payments Upon Termination or a Change in Control
Under the currently outstanding award agreements under our long-term equity incentive plans, had the employment of any of our named executives been terminated as of December 31, 2022 due to their death or disability (except as set forth in the next sentence), all of their unvested time-based restricted stock would have vested immediately, a pro rata portion of their total return-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and their stock options exercisable as of December 31, 2022 would have continued to be exercisable for a six-month period thereafter. In the event of a disability, unvested shares of time-based restricted stock would have become non-forfeitable and continue to vest according to the terms of their original grants. In the event of death or disability, each of our named executives (or their estates) would have been entitled to receive a cash payment equal to the amount earned under the 2022 annual non-equity incentive program. See “-Summary Compensation” for information regarding amounts earned under our 2022 annual non-equity incentive program and “-Outstanding Equity Awards” for information regarding outstanding restricted stock and stock options as of December 31, 2022.
As described under “-Compensation Discussion and Analysis - Change in Control Arrangements,” each of our named executives would receive certain benefits in connection with a change of control. The following table provides estimated information regarding the benefits each such officer would have received assuming the employment of such officers had been involuntarily terminated in connection with a change in control as of December 31, 2022:

Name	Cash Payment	Value of Benefits	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Theodore J. Klinck (1)	$10,380,719	$120,168	$1,741,671	$2,354,695	—
Brendan C. Maiorana	$4,965,350	$115,420	$381,339	$416,230	—
Brian M. Leary	$4,904,218	$117,353	$673,171	$794,856	—
Jeffrey D. Miller	$3,233,397	$112,891	$489,986	$583,775	—
(1)    Amounts set forth under “Value of Vesting of Total Return-Based Restricted Stock” include any accumulated and unpaid dividends.
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The following table provides estimated information regarding the benefits each such officer would have received assuming the employment of such officers had not been involuntarily terminated in connection with a change in control as of December 31, 2022:

Name	Cash Payment	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Theodore J. Klinck (1)	$2,230,605	$1,741,671	$2,354,695	—
Brendan C. Maiorana	$1,091,455	$381,339	$416,230	—
Brian M. Leary	$1,078,017	$673,171	$794,856	—
Jeffrey D. Miller	$717,896	$489,986	$583,775	—
(1)    Amounts set forth under “Value of Vesting of Total Return-Based Restricted Stock” include any accumulated and unpaid dividends.

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INFORMATION ABOUT THE ANNUAL MEETING
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Voting Information
Holders of record of shares of our common stock as of the close of business on the record date, March 7, 2023, are entitled to vote at the meeting. The outstanding common stock is the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 105,433,607 shares of common stock issued and outstanding.
The presence, including those present by proxy, of holders of at least a majority of the total number of shares of common stock is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum. The election of directors requires the vote of a plurality of all of the votes cast at the meeting; however, our corporate governance guidelines provide that, in uncontested elections such as at this annual meeting, any director nominee who receives a greater number of votes WITHHELD from their election than votes FOR such election must promptly offer to resign following certification of the vote. The ratification of Deloitte & Touche as our independent auditor, the advisory vote on executive compensation and the advisory vote on frequency of say-on-pay votes require the affirmative vote of a majority of the votes cast on each proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche as our independent auditor even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on executive compensation or the advisory vote on frequency of say-on-pay votes in which case a broker non-vote will occur and your shares will not be voted on these matters.
Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy from a stockholder of record, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2023, FOR the advisory vote on executive compensation, FOR the advisory vote on holding say-on-pay votes every year and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting and any adjournments or postponements.
If you are a stockholder of record and provide your sixteen-digit control number when you access the virtual meeting, you may vote all shares registered in your name during the meeting webcast. If you are a beneficial owner as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

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Proxy Solicitation and Document Request Information
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies for use at the annual meeting. This solicitation is made on behalf of our board of directors.
You will soon receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2022 annual report, and how to vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials except upon request. The Notice will instruct you how to access and review the proxy materials online and how you may submit your proxy online or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Other Matters
Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

Stockholder Proposals for 2024 Annual Meeting
To be considered for inclusion in the 2024 proxy materials under Rule 14a-8 of the Securities Exchange Act of 1934, stockholder proposals to be presented at the 2024 annual meeting must be received by our secretary no later than December 2, 2023. In addition, under our bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at our 2024 annual meeting (other than proposals presented under Rule 14a-8 for inclusion in the proxy statement, as described above) pursuant to the advance notice provisions of the bylaws must give notice to our secretary no earlier than November 2, 2023 and no later than December 2, 2023.

Costs of Proxy Solicitation
The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and EQ Shareowner Services to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of these proxy solicitation consulting services is expected to be approximately $10,000. In addition, we reserve the right to engage additional solicitors if we deem them necessary.

Delivery of Materials to Households
The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may
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receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.
We and some brokers, banks or other agents may be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of the proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the proxy materials, to any stockholder free of charge at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy, you may send a written request to Highwoods Properties, Inc., 150 Fayetteville Street, Suite 1400, Raleigh, North Carolina 27601, Attention: Secretary. You can also contact your broker, bank or other nominee to make a similar request.
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